Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-216665) on Form N-2 of Monroe Capital Corporation and Subsidiaries (collectively, the Company) of our reports dated March 7, 2017, relating to the consolidated financial statements and senior securities table of the Company, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the headings "Selected Consolidated Financial Data", “Senior Securities” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

April 14, 2017